Exhibit 99.1

Brigham Exploration Reports First Quarter 2005 Results

          AUSTIN, Texas, May 3 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the quarter ended March 31, 2005.

          FIRST QUARTER 2005 RESULTS
          Average net daily production volumes for the first quarter 2005 were 30 MMcfe per day compared to 33.9 MMcfe per day in last year’s first quarter. Revenues from the sale of oil and natural gas, net of hedging, in the first quarter 2005 were $16.7 million compared to $16.8 million last year.  Lower production volumes during the first quarter 2005 were the primary reason for the 1% decrease in revenue. The decline in revenues due to lower production volumes was partially offset by an increase in our average sales price for oil and a decrease in total losses associated with the cash settlement of derivative contracts.  Our average realized prices for the first quarter 2005 were $43.74 per barrel for oil and $5.80 per Mcf for natural gas, compared to $30.84 per barrel and $5.69 per Mcf in the first quarter last year.  Our average realized price for oil in the first quarter 2005 includes a loss of $4.59 per barrel related to the settlement of oil derivative contracts and our average realized price for natural gas includes a loss of less than $0.01 per Mcf related to the cash settlement of natural gas derivative contracts.  This compares to losses of $3.17 and $0.10 for oil and natural gas, respectively, in the first quarter last year.

          Production cost, which includes lease operating expenses and production taxes, were up 33% and 51% on a unit basis in the first quarter 2005.  This increase was due to a 57% increase in our lease operating expenses, which was partially offset by lower production taxes.  An increase in the number of producing wells, combined with increases in costs for compressor rental and maintenance, saltwater disposal, contract labor and measurement services, treating and miscellaneous operating expenses represented approximately 49% of the increase in lease operating expenses.  Other costs that contributed to higher lease operating expenses were increases in cost for expensed workovers, which represented 37% of the increase in lease operating expenses and higher ad valorem taxes, which represented 14% of the increase.

          General and administrative expenses for the first quarter 2005 were down 10% due to decreases in costs for employee payroll and payroll taxes, rent, travel and entertainment and financial reporting.  Despite the decrease in general and administrative expenses, our unit general and administrative expenses increased 3% to $0.41 per Mcfe due to lower production volumes.

          Depletion of oil and natural gas properties for the first quarter 2005 was $6.4 million ($2.39 per Mcfe) compared to $5.1 million ($1.68 per Mcfe) in the first quarter last year.  An increase in our depletion rate resulted in a $1.9 million increase in our first quarter 2005 depletion and was partially offset by a $600,000 decrease in depletion due to lower production volumes.

          Interest expenses for the first quarter 2005 were down 5% to $741,000. The primarily reasons for the decrease in interest were due to a decrease in the interest rate that we paid on our subordinated notes, a decrease in the amount of deferred loan cost amortized and a decrease in commitment fees paid on unused borrowings under our senior credit facility.

          We recorded deferred income tax expenses of $1.7 million in the first quarter 2005 compared to deferred income tax expenses of $2.4 million in the first quarter last year.  Net income for the first quarter 2005 was $3 million ($0.07 diluted earnings per share) compared to net income of $4.9 million ($0.12 diluted earnings per share) in the first quarter last year.

          Our capital expenditures for oil and natural gas activities in the first quarter of 2005 and 2004 were:

	(In thousands)
	2005	2004

Drilling	$17,458	$12,568
Land and G&G	4,815	2,817
Capitalized Cost	1,601	1,587
Capitalized FAS 143 ARO	26	101
Net capital expenditures	$23,900	$17,073

          FULL YEAR 2005 PRODUCTION AND SECOND QUARTER 2005 FORECAST
          The following forecasts and estimates of our full year 2005 production volumes and second quarter 2005 results are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.

          In addition to providing guidance for the second quarter 2005, we have elected to provide full year production guidance for 2005.  We currently expect to grow production volumes in 2005 by 10% to 15% relative to our 2004 production.  This would result in average daily production of between 37.5 and 39.2 MMcfe per day (78% natural gas) for 2005.

          We currently expect second quarter 2005 production volumes to average between 31 and 36 MMcfe per day (77% natural gas).  For the second quarter 2005, our lease operating expenses are projected to be $2.1 million ($0.76 to $0.66 per Mcfe), production taxes are projected to be approximately 5.5% of pre-hedge oil and gas revenues, and general and administrative expenses are projected to be $1.3 million ($0.47 to $0.40 per Mcfe).  Based on these production and cost estimates, assumed average NYMEX prices of $6.94 per MMBtu for natural gas and $52.52 per barrel for oil, and taking into account our current outstanding hedging contracts, we forecast that our second quarter revenue will be between $19.8 and $23 million and operating income will be between $8.3 and $10.4 million.

          MANAGEMENT COMMENTS
          Gene Shepherd, Brigham’s Chief Financial Officer, commented, “Given that we had no significant wells reach total depth and come on line during the first quarter to materially contribute to production, consistent with our first quarter production guidance our first quarter production volumes declined sequentially relative to those in the fourth quarter 2004.  However, as announced in our recent operational press release, we’ve either completed, or are currently completing seven wells, which will at least partially impact the second quarter.  Furthermore, the second quarter is the most active, in terms of drilling expenditures, in our company’s history.  We have a total of eleven wells that could materially impact production as we commence the third quarter of 2005.”

          CONFERENCE CALL INFORMATION
          Brigham management will host a conference call to discuss its operational and financial results for the first quarter 2005 with investors, analysts and other interested parties on Wednesday, May 4th, at 9:00 a.m. Central time.  To participate in the call, participants within the U.S. please dial 800.237.9752 and participants outside the U.S. please dial 617.847.8706.  The participant passcode for the call is 59607622.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. EDT on Wednesday, May 18th.  To access the recording, domestic callers dial 888.286.8010 and international callers dial 617.80136888.  The passcode for the conference call playback is 70109653. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com .  A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on May 4, 2005, will be available on our website.  To access the press release go to http://www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports First Quarter 2005 Results and is dated May 3, 2005.  To access the other financial and statistical information that will be covered by the conference call that will take place on May 4, 2005, go to http://www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the First Quarter 2005 Conference Call and is dated May 4, 2005.

          ABOUT BRIGHAM EXPLORATION
          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE
          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	John Turner, Director of Finance & Business Development (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,

	2005	2004

	(unaudited)	(unaudited)
Revenues:
Oil and natural gas sales	$16,703	$16,819
Other	43	1
	$16,746	$16,820
Costs and expenses:
Lease operating	2,218	1,409
Production taxes	802	863
General and administrative	1,098	1,220
Depletion of natural gas and oil properties (as restated for 2004)	6,453	5,124
Depreciation and amortization	182	181
Accretion of discount on ARO	39	37
	$10,792	$8,834
Operating income (as restated for 2004)	$5,954	$7,986
Interest expense, net	(741)	(782)
Interest income	39	14
Other income (expense) (A)	(531)	127
Income before income taxes (as restated for 2004)	$4,721	$7,345
Income tax expense (as restated for 2004)	(1,673)	(2,420)
Net income (loss) (as restated for 2004)	$3,048	$4,925
Net income (loss) to common per share (as restated for 2004):
Basic	$0.07	$0.13
Diluted	$0.07	$0.12
Wt. Avg. common shares outstanding:
Basic	42,124	39,166
Diluted	43,166	40,211
(A) Includes non-cash gains/(losses) related to our derivative contracts:	$(606)	$127

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA

	Three Months Ended March 31,

	2005	2004

	(unaudited)	(unaudited)
Avg. net daily production:
Natural gas (MMcf)	22.2	23.3
Oil (Bbls)	1,308	1,773
Equivalent natural gas (MMcfe) (6:1)	30.0	33.9
Total net production:
Natural gas (MMcf)	1,994	2,093
Oil (MBbls)	118	160
Equivalent natural gas (MMcfe) (6:1)	2,700	3,050
% Natural gas	74%	69%
Sales prices (Before hedging):
Natural gas ($/Mcf)	$5.80	$5.79
Oil ($/Bbl)	48.33	34.01
Equivalent natural gas ($/Mcfe) (6:1)	6.39	5.75
Realized prices (Post hedging):
Natural gas ($/Mcf) (a)	$5.80	$5.69
Oil ($/Bbl) (a)	43.74	30.84
Equivalent natural gas ($/Mcfe) (6:1) (A)	6.19	5.51
(A) Includes the effects of hedging gains (losses) of:
Natural gas ($/Mcf)	$(0.00)	$(0.10)
Oil ($/Bbl)	(4.59)	(3.17)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2005	December 31, 2004

	(unaudited)
Assets:
Current assets	$22,524	$20,994
Natural gas and oil properties, net (full cost method)	279,424	261,979
Other property and equipment, net	1,171	1,209
Other non-current assets	2,720	2,125
Total assets	$305,839	$286,307
Liabilities and stockholders’ equity:
Current liabilities	$37,516	$40,494
Notes payable	38,100	21,000
Senior subordinated notes	20,000	20,000
Redeemable preferred stock, Series A	9,708	9,520
Deferred income tax liability	10,772	9,031
Other non-current liabilities	3,040	2,986
Total liabilities	$119,136	$103,031
Stockholders’ equity	186,703	183,276
Total liabilities and stockholders’ equity	$305,839	$286,307

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,

	2005	2004

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (as restated for 2004)	$3,048	$4,925
Depletion, depreciation and amortization (as restated for 2004)	6,635	5,305
Accretion of discount on ARO	39	37
Interest paid through issuance of add’l redeemable preferred stock	188	175
Amortization of deferred loan fees	126	192
Market value adjustments for derivatives instruments	606	(127)
Deferred income tax expense
(as restated for 2004)	1,676	2,420
Other non-cash loss	9	—
Changes in working capital and other items	(6,083)	(4,333)
Cash flows provided by operating activities	$6,244	$8,594
Cash flows used by investing activities	(20,644)	(17,057)
Cash flows (used) provided by financing activities	16,760	10,343
Net increase (decrease) in cash and cash equivalents	$2,360	$1,880

SUMMARY PER MCFE DATA

	Three Months Ended March 31,

	2005	2004

	(unaudited)	(unaudited)
Revenues:
Natural gas and oil sales	$6.19	$5.51
Other revenue	0.02	0.00
$6.21	$5.51
Costs and expenses:
Lease operating	0.82	0.46
Production taxes	0.30	0.28
General and administrative	0.41	0.40
Depletion of natural gas and oil properties
(as restated for 2004)	2.39	1.68
Depreciation and amortization	0.07	0.06
Accretion of discount on ARO	0.01	0.01
$4.00	$2.89
Operating income (as restated for 2004)	$2.21	$2.62
Interest expense, net (A)	(0.26)	(0.25)
Other income (expense) (B)	0.03	0.00
Adjusted income before taxes
(as restated for 2004)	$1.98	$2.37
(A) Calculated as interest expense minus interest income divided by production for period.
(B) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MAY 3, 2005
(unaudited)

		FY 2005			FY 2006

	Strategy	Q2	Q3	Q4	Q1	Q2

Natural Gas Collars:
Daily volumes	MMBtu/d	6,978	1,957	652	—	—
Floor (Purchased put)	$/MMBtu Cash flow	$4.931	$5.450	$5.450	—	—
Cap (Written call)	$/MMBtu Cash flow	$7.077	$8.000	$8.000	—	—
Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	—	5,217	4,348	4,000	—
Floor (Purchased put)	$/MMBtu Cash flow	—	$6.375	$7.038	$7.479	—
Cap (Written call)	$/MMBtu Cash flow	—	$7.410	$8.577	$9.354	—
Written put	$/MMBtu Undesignated	—	$5.281	$5.763	$6.083	—
Crude Oil Collars:
Daily volumes	Bbls/d	205	—	—	—	—
Floor (Purchased put)	$/Bbl Cash flow	$26.80	—	—	—	—
Cap (Written call)	$/Bbl Cash flow	$32.51	—	—	—	—
Crude Oil Three Way Costless Collars:
Daily volumes	Bbls/d	66	359	359	200	—
Floor (Purchased put)	$/Bbl Cash flow	$48.00	$44.36	$44.36	$48.00	—
Cap (Written call)	$/Bbl Cash flow	$60.70	$57.20	$57.20	$60.70	—
Written put	$/Bbl Undesignated	$38.00	$34.36	$34.36	$38.00	—

Note:

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
     -0-                                                  05/03/2005
     /CONTACT:  John Turner, Director of Finance & Business Development of
Brigham Exploration Company, +1-512-427-3300/
     /Web site:  http://www.streetevents.com /
     /Web site:  http://www.bexp3d.com /
_